Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on December 20, 2017 by and between Autoliv, Inc., a Delaware corporation (the “Company”), and Mathias Hermansson (the “Employee”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

The Company plans to spin-off and separately list its fully owned Electronics Division (“Electronics”) during 2018 on one or several stock exchanges in accordance with the press release issued by the Company 12 December 2017. The Company therefore desires to engage the Employee as the Chief Financial Officer for the listed Electronics entity. Until the stock exchange listing and corporate restructuring to enable this is completed, the Company will employ the Employee as its Vice President, Electronics (Finance) from and after the Effective Date, in accordance with the terms of this Agreement and plans to transfer the employment to the new entity as soon as practically possible. The Employee is willing to serve as such in accordance with the terms and conditions of this Agreement. Upon the effective time of the corporate restructuring, the Employee shall cease being an employee of, and resign all positions with the Company. Thereafter, references in this Agreement to the Company shall be deemed to refer to Electronics entity rather than to Autoliv, Inc.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. The effective date of this Agreement (the “Effective Date”) shall be the date that the Employee commences employment with the Company. The Effective Date shall be not later than January 8, 2018 or such earlier date that the parties can agree to.

2. Employment.

(a) Effective as of the Effective Date, the Employee shall be employed as the Company’s Vice President, Electronics (Finance). In his capacity as its Vice President, Electronics (Finance), the Employee shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the President, Electronics and he shall report directly to the President, Electronics. The principal work place for the Employee shall be Stockholm, Sweden.

(b) Effective as of the effective date of the Company’s internal reorganization pursuant to which the Company’s Electronics business shall be organized under a separate entity (or entities) under the Company, the Employee shall be employed as the Chief Financial Officer, Electronics. In his capacity as Chief Financial Officer, Electronics, the Employee shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the Chief Executive Officer of the Electronics and he shall report directly to the Chief Executive Officer of Electronics. The principal work place for the Employee shall be Stockholm, Sweden.

3. Employment Period. The Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company from the Effective Date and thereafter unless and until terminated by the Company or the Employee (the “Employment Period”); provided, however, that (i) the Company must give the Employee written notice of termination of the Employee’s employment not less than six (6) calendar months prior to such date of termination, and (ii) the Employee must give the Company written notice of termination of his employment not less than six (6) calendar months prior to such date of termination; provided, further, however, that in the event of a termination by the Company for Cause pursuant to Section 10(b) hereof, the 6-month notice requirement provided in clause (i) of the foregoing provision shall not apply and the Employee’s termination of employment shall be effective immediately. Notwithstanding the foregoing, the Employee’s employment shall automatically terminate on the earlier occurrence of the last day of the month preceding the Employee’s 65th birthday (“Retirement”).

4. Extent of Service. During the Employment Period, the Employee shall use his best efforts to promote the interests of the Company and those of its subsidiary and associated companies (“Affiliates”) and shall devote his full time and attention during normal business hours to the business and affairs of the Company and its Affiliates. In addition, the Employee shall devote as much time outside normal business hours to the performance of his duties as may in the interests of the Company be reasonably necessary; provided, however, that the Employee shall not receive any remuneration in addition to that set out in Section 5 hereof in respect of his work during such time. During the Employment Period, the Employee shall not, without the consent of the Chief Executive Officer, directly or indirectly, either alone or jointly with or as a director, manager, agent or servant of any other person, firm or company, be engaged, concerned or interested in any business in a manner that would conflict with the Employee’s duties under this Section 4 (including holding any shares, loan, stock or any other ownership interest in any competitor of the Company), provided that nothing in this Section 4 shall preclude the Employee from holding shares, loan, stock or any other ownership interest in an entity other than a competitor of the Company as an investment.

5. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Employee shall receive a salary at the rate of 5,000,000 SEK per year (“Base Salary”), less normal withholdings, payable in equal monthly installments as are or become customary under the Company’s payroll practices for its employees from time to time. The Leadership Development and Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) shall review the Employee’s Base Salary annually during the Employment Period. Any increases to the Employee’s salary shall become the Employee’s Base Salary for purposes of this Agreement.

(b) Short Term Incentive. During the Employment Period, the Employee shall be eligible to participate in the Company’s short-term incentive plan for executive officers, if any, pursuant to which he will have an opportunity to receive an annual incentive based upon the achievement of performance goals established from year to year by the Compensation Committee (such incentive earned at the stated “target” level of achievement being referred to herein as the “Target Short-Term Incentive”). Until otherwise changed by the Compensation Committee, the Employee’s Target Short-Term Incentive shall be forty-five percent (45%) of his Base Salary and the Maximum Short-Term Incentive shall be no less than ninety percent (90%) of his Base Salary.

(c) Equity Incentive Compensation. During the Employment Period, the Employee shall be eligible for equity grants under the Autoliv, Inc. Amended and Restated 1997 Stock Incentive Plan, as amended (the “1997 Plan”), or any successor plan or plans, having such terms and conditions as awards to other peer executives, as determined by the Compensation Committee in its sole discretion. Nothing herein requires the Compensation Committee to grant the Employee equity awards or other long-term incentive awards in any year. For the year 2018 the Company intends to award the Employee a stock incentive grant having a value at the grant date equal to 371,315 USD. If the Board of Directors of the Company do not award the Employee with these equity grants before 30 June 2018, the Company will compensate the Employee with the same monetary amount as an extra cash compensation. The employee commits to acquire shares in the Company or Electronics for the net after tax amounts as soon as practically possible.

(d) Retention Bonus. The Employee shall be eligible to receive the following retention bonus, according to the following schedule and pursuant to the terms and conditions set forth below.

(i)	A grant of restricted stock units (the “Retention RSUs”) having a value on the grant date equal to 238,000 USD (the “Retention Grant Value”), to be granted on the same date as the Company grants its annual 2018 incentives (the “Retention RSU Grant Date”), pursuant to, and subject to the terms and conditions of, the 1997 Plan. The number of Retention RSUs to be granted will be determined by dividing the Retention Grant Value by the market closing price of the Company’s stock on the Retention RSU Grant Date. The Retention RSUs will vest as to all of the Retention RSUs on the third (3rd) anniversary of the Retention RSU Grant Date, provided that the Employee remains employed by the Company or a designated assignee on such date. The Retention RSUs shall have such other terms and conditions as provided in the Company’s standard form of restricted stock unit agreement.

(ii)	Notwithstanding the above, if the Company terminates the Employment without Cause or the Employee terminates the Employment with Good Reason, the Company can elect to either let the Retention RSUs be immediately vested or make a cash compensation at the corresponding value.

(e) Automobile. During the Employment Period, the Company shall provide the Employee with a company car. The Employee and his immediate family may also use the company car for personal purposes. The Company shall bear all petrol, maintenance and repair costs, as well as insurance costs and vehicle tax related to the Company car. The Employee shall, however, be liable for the payment of tax on the taxable benefit resulting from the right to use the company car for personal purposes.

(f) Medical Benefits. During the Employment Period, the Employee and his spouse or significant other is entitled to the Skandia Medical Care Insurance, or any successor arrangement or plan having similar terms and conditions.

(g) Expenses. During the Employment Period, the Employee shall be entitled to receive payment or reimbursement for all reasonable traveling, hotel and other expenses incurred by him in the performance of his duties under this Agreement, in accordance with the policies, practices and procedures of the Company as in effect from time to time. The Employee shall provide the Company with receipts, vouchers or other evidence of actual payment of the expenses to be reimbursed, as requested by the Company.

(h) Conditions of Employment. Normal conditions of employment as issued by the Company apply to the receipt of benefits under this Section 5.

6. Holidays. During the Employment Period, the Employee shall be entitled to yearly holidays amounting to the minimum legal holiday days plus additional days, in total 30 vacation days.

7. Pension. The Company shall pay pension premiums for defined contribution pension insurance with an amount equal to thirty-five percent (35%) of the Employee’s Base Salary. The pension premiums shall include premiums under the ITP plan, giving the Employee certain benefits in the event of his temporary or permanent illness. The insurance shall be taken out at a reputable insurance company, to be approved of in advance by the Company.

8. Business or Trade Information. The Employee shall not during or after the termination of his employment hereunder disclose to any person, firm of company whatsoever or use for his own purpose or for any purposes other than those of the Company any information relating to the Company or its Affiliates or its or their business or trade secrets of which he has or shall hereafter become possessed. These restrictions shall cease to apply to any information which may come into the public domain (other than by breach of the provisions hereof). In the event that the Employee does not comply with this Section 8, the Company shall be entitled to damages equal to six (6) times the average monthly Base Salary that the Employee received during the preceding twelve (12) months, if the Employee continues to be employed, or during the last twelve (12) months prior to his Date of Termination, if the Employee’s employment has terminated; provided, however, that nothing in this Section 8 shall preclude the Company from pursuing arbitration in accordance with Section 16 herein and seeking additional damages from the Employee in the event that the Company is able to demonstrate to the arbitrators that the value of the direct damages incurred by the Company due to the Employee’s violation of this Section 8 exceed the aggregate value of the damages paid by the Employee to the Company pursuant to the foregoing provision.

9. Company Property. The Employee shall upon the termination of his employment hereunder for whatever reason immediately deliver to the Company all designs, specifications, correspondence and other documents, papers, the car provided hereunder and all other property belonging to the Company or any of its Affiliates or which may have been prepared by him or have come into his possession in the course of his employment.

10. Termination of Employment

(a) Death; Retirement; Disability.

(i)	The Employee’s employment shall terminate automatically upon his death or Retirement.

(ii)	If the Company determines in good faith that the Disability (as defined below) of the Employee has occurred during the Employment Period, it may give to Employee written notice of its intention to terminate the Employee’s employment.

“Disability” shall mean the inability of the Employee, as reasonably determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted for a period of six (6) consecutive months. At the request of the Employee or his personal representative, the Board’s determination that the Disability of the Employee has occurred shall be certified by a physician mutually agreed upon by the Employee, or his personal representative, and the Company.

(b) Termination by the Company. The Company may terminate the Employee’s employment during the Employment Period with or without Cause. “Cause” for termination by the Company of the Employee’s employment shall mean (i) willful and continued failure by the Employee to substantially perform the Employee’s duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee’s duties, or (ii) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Chief Executive Officer of the Company and the Group VP, Human Resources & Sustainability establish to the Board by clear and convincing evidence that Cause exists, subject to Section 10(f) hereof.

(c) Termination by the Employee. The Employee may terminate his employment during the Employment Period with Good Reason or without Good Reason. “Good Reason” shall mean the occurrence, without the Employee’s express written consent, of any of the following:

(i)	a not in an insignificant way diminution in the Employee’s authority, duties, or responsibilities, other than any such alteration primarily attributable to the fact that the Company may no longer be a public company;

(ii)	a not in an insignificant way diminution in the Employee’s Base Salary and change in eligibility for short term incentive, stock incentive or pension as in effect on the date hereof or as the same may be increased from time to time;

(iii)	the relocation of the Employee’s principal place of employment to a location more than 45 kilometers from the Employee’s principal place of employment on the date hereof or the Company’s requiring the Employee to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Employee’s present business travel obligations; or

(iv)	a material breach of this Agreement by the Company.

(v)	the failure by the Company to pay to the Employee any portion of the Employee’s current compensation within seven (7) days of the date such compensation is due;

(vi)	the failure by the Company to continue in effect any compensation plan in which the Employee participates on the date hereof which is material to the Employee’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Employee’s participation relative to other participants, as existed on the date hereof; or

(vii)	the failure by any successor to the business of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(viii)	the failure by the Company to separately list Electronics on an internationally recognized stock market with trading commenced prior to 31 March, 2019.

A termination by the Employee shall not constitute termination for Good Reason unless the Employee shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Employee. The Employee’s termination for Good Reason must occur within a period of 160 days after the occurrence of an event of Good Reason. The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Good Reason shall not include the Employee’s death or Disability.

(d) Notice of Termination. Any termination by the Company or the Employee of the Employee’s employment (other than by reason of death or Retirement) shall be communicated by written Notice of Termination from one party hereto to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) specifies the termination date. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Employee was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Employee’s employment is terminated other than by reason of death or Retirement, the end of the notice period specified in Section 3 hereof, or (ii) if the Employee’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Employee, or (iii) if the Employee’s employment is terminated by reason of Retirement, the Date of Termination shall be the date of Retirement.

(f) Dispute Concerning Termination. Any disputes regarding the termination of the Employee’s employment shall be settled in accordance with Section 16 hereof (including, without limitation, the provisions regarding costs and expenses related to arbitration). If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 10(f)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of the arbitrators (which is not appealable or with respect to which the time for appeal there from has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Employee only if such notice is given in good faith and the Employee pursues the resolution of such dispute with reasonable diligence.

(g) Compensation During Dispute. If the Date of Termination is extended in accordance with Section 10(f) hereof, the Company shall continue to provide the Employee with the compensation and benefits specified in Section 5 hereof until the Date of Termination, as determined in accordance with Section 10(f) hereof. Amounts paid under this Section 10(g) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement; provided, however, that in the event that the arbitration results in a determination that the Employee is not entitled to severance payments under the terms of this Agreement, then the Employee shall repay to the Company the compensation received by the Employee during the extended period pursuant to this Section 10(g).

11. Obligations of the Company Upon Termination of Employment.

(a) Termination by the Company Other Than for Cause; Termination by the Employee for Good Reason. If, during the Employment Period, the Company shall terminate the Employee’s employment other than for Cause, or the Employee shall terminate employment for Good Reason, then, and only if within forty-five (45) days after the Date of Termination the Employee shall have executed a separation agreement containing a full general release of claims and covenant not to sue, in the form provided by the Company, and such separation agreement shall not have been revoked within such time period, the Company shall pay to the Employee a lump sum severance payment, in cash, equal to one and a half times (1.5x) the Employee’s Base Salary and accrued Short Term Incentive during the last twelve (12) months as in effect immediately prior to the Date of Termination, payable within sixty (60) days after the Date of Termination (or such later date as may be required for short term incentive calculations and pursuant to Section 21(c) herein). In addition, the Company shall pay to the Employee any accrued and unpaid salary and bonus through the Date of Termination, accrued and unused vacation pay through the Date of Termination, in accordance with the Company policy, any unreimbursed business expenses incurred by the Employee and such benefits he or his beneficiaries would otherwise be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company or its Affiliates (collectively, “Accrued Obligations”). The Company shall withhold all relevant income taxes attributable to such lump sum severance payment in accordance with relevant laws. The Company shall also pay all relevant social costs attributable to such lump sum severance payment, in accordance with relevant laws.

(b) Death. If the Employee’s employment is terminated by reason of the Employee’s death during the Employment Period, this Agreement shall terminate without further obligations to the Employee or the Employee’s legal representatives under this Agreement and any Accrued Obligations.

(c) Retirement; Upon termination of the Employee’s employment by reason of his Retirement during the Employment Period, this Agreement shall terminate without further obligations to the Employee other than the Accrued obligations; provided, however, that the Employee shall nonetheless be subject to the covenants set forth in Section 13 herein.

(d) Cause; Voluntary Resignation. If the Employee’s employment is terminated by the Company for Cause during the Employment Period, or the Employee voluntarily resigns his employment without Good Reason, this Agreement shall terminate without further obligations to the Employee other than the Accrued Obligations; provided, however, that the Employee shall nonetheless be subject to the covenants set forth in Section 13 herein.

12. Non-Duplication of Benefits. Notwithstanding anything to contrary in this Agreement, the aggregate of any amounts payable to the Employee by the Company pursuant to Section 5 (including any compensation and benefits paid pursuant to such section during any applicable termination notice period pursuant to Section 3), Section 10(g) or Section 11 herein shall be offset and reduced to the extent necessary by any other compensation or benefits of the same or similar type payable under local laws of any relevant jurisdiction so that such other compensation or benefits, if any, do not augment the aggregate of any amounts payable to the Employee by the Company pursuant to Section 5 (including any compensation and benefits paid pursuant to such section during any applicable termination notice period pursuant to Section 3) or Section 11 herein. It is intended that this Agreement not duplicate benefits the Employee is entitled to under country “redundancy” laws or under the Company’s severance policy, if any, any related policies, or any other contracts, agreements or arrangements between the Employee and the Company. For the sake of clarity, there shall be no offset against any other benefits for any Accrued Obligations.

13. Non-Competition Covenant; Payment for Non-Competition Covenant.

(a) Except as provided in Section 13(b), during the twelve (12) months immediately following the termination of his employment with the Company, the Employee shall not (i) accept employment with a competitor of the Company in a capacity in which such competitor can make use of the confidential information relating to the Company that the Employee has obtained in his employment with the Company, (ii) engage as a partner or owner in such competitor of the Company, nor (iii) act as an advisor to such competitor (the “Non-Competition Covenant”).

(b) The Non-Competition Covenant shall not apply:

(i)	in the event the Employee’s employment is terminated by the Company other than for Cause; or

(ii)	in the event the Employee resigns for Good Reason.

(c) If the Employee does not comply with the Non-Competition Covenant when applicable, then (i) the Employee shall not be entitled to any benefits pursuant to Section 13(d) below during the period in which the Employee is not in compliance with such Non-Competition Covenant, and (ii) the Company shall be entitled to damages equal to six (6) times the average monthly Base Salary that the Employee received during the last twelve (12) months prior to the Date of Termination.

(d) If the Non-Competition Covenant becomes operative, then the Company shall pay to the Employee, as compensation for the inconvenience of such Non-Competition Covenant, up to twelve (12) monthly payments equal to the Employee’s monthly Base Salary as in effect on the Date of Termination, less the monthly salary earned during such month by the Employee in a subsequent employment, if any; provided, however, that the aggregate monthly payments from the Company pursuant to this Section 13(d) shall not exceed sixty percent (60%) of the Employee’s annual Base Salary as in effect on the Date of Termination, and once the 60% aggregate amount has been paid, no further payments will be made under this Section 13(d). As a condition to the receipt of such payments, the Employee must inform the Company of his base salary in his new employment on a monthly basis. No payments will be made under this Section 13 after the Employee’s termination of employment by reason of his Retirement.

14. Inventions.

(a) The general nature of any discovery, invention, secret process or improvement made or discovered by the Employee during the period of the Employee’s employment by the Company (hereinafter called “the Employee’s Inventions”) shall be notified by the Employee to the Company forthwith upon it being made or discovered.

(b) The entitlement as between the Company and the Employee to the Employee’s Inventions shall be determined in accordance with the current Act (1949:345) on the Right to Inventions made by Employees and the Employee acknowledges that because of the nature of his duties and the particular responsibilities arising therefrom he has a special obligation to further the interests of the Company’s undertaking.

(c) Where the Employee’s Inventions are to be assigned to the Company, the Employee shall make a full disclosure of the same to the Company and if and whenever required to do so shall at the expense of the Company apply, singly or jointly with the Company or other persons as required by the Company, for letters patent or other equivalent protection in Sweden and in any other part of the world of the Employee’s Inventions.

15. Entire Agreement. This Agreement takes effect in substitution of all previous agreements and arrangements whether written, oral or implied between the Company and the Employee relating to the employment of the Employee, without prejudice to any rights accrued to the Company or the Employee prior to the commencement of his employment under this Agreement.

16. Disputes. Disputes regarding this Agreement (including, without limitation, disputes regarding the existence of Cause or Good Reason) shall be settled by arbitration in accordance with the Swedish Arbitration Act. The arbitration shall take place in Stockholm and, unless otherwise agreed to by both parties, there shall be three (3) arbitrators. The provisions on voting and cumulation of parties and claims in the Swedish Procedural Code shall be applied in the arbitration. All costs and expenses for the arbitration, whether initiated by the Company or by the Employee, including the Employee’s costs for solicitor, shall be borne by the Company, unless the arbitrators determine the Employee’s claim(s) to be frivolous and in bad faith, in which case the arbitrators may allocate costs as they deem fit. Any payments due to the Employee pursuant to the preceding sentence shall be made within fifteen (15) business days after delivery of the Employee’s written request for payment accompanied with such evidence of costs and expenses incurred as the Company reasonably may require.

17. Assignment and Successors. The rights and obligations of the Company under this Agreement may be assigned without the Employee’s consent and shall inure to the benefit of and be binding upon the successors and assigns of the Company. The Employee’s rights or obligations hereunder may not be assigned to or assumed by any other person, provided that the rights of the Employee hereunder shall inure to the benefit of the heirs and personal representatives of the Employee. No other persons shall have any right, benefit or obligation hereunder.

18. Governing Law. This Agreement shall be governed by and construed in accordance with Swedish law and, where applicable, the laws of any applicable local jurisdictions.

19. Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board.

20. Notices. All notices and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:	Mathias Hermansson

If to the Company:	Autoliv, Inc. Klarabergsviadukten 70 Section B, 7th Floor Box 70381 SE-107 24 Stockholm, Sweden Attention: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

21. U.S. Tax Code Section 409A. This Section 21 shall apply only in the event that the Employee is or becomes a taxpayer under the laws of the United States at any time during the Employment Period.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Employee as a result of the application of Section 409A of the Code.

(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or the Employee’s termination of employment, as the case may be, such Non-Exempt Deferred Compensation will not be payable or distributable to the Employee, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change of control” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change of control” or “separation from service”, as the case may be, or such later date as may be required by subsection (c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Employee’s separation from service during a period in which he is a “specified employee” (as defined in Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Employee’s separation from service (or, if the Employee dies during such period, within thirty (30) days after the Employee’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d) Treatment of Installment Payments. Each payment of termination benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b) (2), for purposes of Section 409A of the Code.

(e) Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on the Employee’s execution and non-revocation of a release of claims, such as the separation agreement referenced in Section 11(a) hereof, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

(f) Timing of Reimbursements and In-kind Benefits. If the Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement and if such payments or reimbursements are includible in the Employee’s federal gross taxable income, the amount of such expenses payable or reimbursable in any one calendar year shall not affect the amount payable or reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The right to any reimbursement for expenses incurred or provision of in-kind benefits is limited to the lifetime of the Employee, or such shorter period of time as is provided with respect to each particular right to reimbursement in-kind benefits pursuant to the preceding provisions of this Agreement. No right of the Employee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(g) Timing of Tax Gross-Up Payments. If the Employee is entitled to be reimbursed for any taxes under this Agreement, such tax reimbursement payment shall be paid by the Company to the Employee no later than December 31 of the year after the year in which the related taxes are remitted to the applicable taxing authorities.

(signatures on following page)

IN WITNESS whereof this Agreement has been executed the day and year first above written.

/s/ Mathias Hermansson
Mathias Hermansson

/s/ Jan Carlson
Jan Carlson
Chairman & CEO

/s/ Karin Eliasson
Karin Eliasson
Group VP, Human Resources & Sustainability